Exhibit 10.6

Director Compensation Arrangements

The board of directors (the “Board”) of Global Axcess Corp (the “Company”) has approved an equity compensation package for the members of the Board. Each outside director of the Company will receive an annual grant of options to purchase 20,000 shares of the Company’s common stock. The options will have an exercise price equal to the market close price on the date of grant and are issued to each outside director on the anniversary date of his or her membership on the Board. The options will be exercisable in full on the one year anniversary of the date of grant. The options expire five years from the date of grant.

Each director also receives $1,000 monthly as compensation for their service on the Board. In addition to the foregoing, directors occupying the following positions receive additional monthly compensation as follows:

Position	Additional Monthly Compensation
Chairman	$3,500
Vice-Chairman	$2,300
Audit Committee Chair	$500
Compensation Committee Chair	$250
M&A Committee Chair	$250